Exhibit 99.1

Ruby Tuesday, Inc. Reports Fiscal Third Quarter 2017 Financial Results

MARYVILLE, TN--(BUSINESS WIRE)--April 6, 2017--Ruby Tuesday, Inc. (NYSE:RT) today announced financial results for the fiscal quarter ended February 28, 2017. Additionally, in a separate press release issued today the Company announced it has named James F. Hyatt, II as President and Chief Executive Officer and a member of the Board of Directors, effective immediately.

Fiscal Third Quarter 2017 Highlights (13 weeks ended February 28, 2017, compared to the 13 weeks ended March 1, 2016):

  Total revenue declined 16.8% to $225.7 million, which included a net reduction of 105 Company-owned Ruby Tuesday restaurants compared to the third quarter of the prior fiscal year. 95 of these restaurants were closed in connection with our Fresh Start Initiative announced on August 11, 2016.
  Same-restaurant sales declined 4.0% compared to a 3.1% decrease in the third quarter of the prior fiscal year.
  Closures and Impairments expense was $13.4 million compared to $6.1 million in the third quarter of the prior fiscal year.
  Net Loss was $19.8 million, or ($0.33) per diluted share, compared to Net Loss of $3.1 million, or ($0.05) per diluted share in the third quarter of the prior fiscal year.
  Restaurant level margin* declined 130 basis points to 15.8%.
  Adjusted Net Loss* was $3.8 million, or ($0.06) per diluted share, compared to Adjusted Net Income of $1.6 million, or $0.03 per diluted share in the third quarter of the prior fiscal year.
  Adjusted EBITDA* was $8.7 million compared to $20.3 million in the third quarter of the prior fiscal year.
  As of February 28, 2017, the Company had cash on hand of $32.6 million.

* Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/Income and Adjusted Net (Loss)/Income per share are non-GAAP measures. Reconciliations of Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/Income and Adjusted Net (Loss)/Income per share to the most directly comparable financial measures presented in accordance with United States Generally Accepted Accounting Principles (GAAP) are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures” and “Condensed Consolidated Statements of Operations.”

Lane Cardwell, former Interim President and Chief Executive Officer, commented, “The casual dining environment remains highly challenging, promotional, as well as price competitive and our sales trends are reflective of these conditions. Still, we are encouraged by the sequential progress we demonstrated during our third quarter relative to the industry. Specifically, we narrowed our performance gap with respect to same-restaurant sales and average check and have now outperformed in guest counts for three consecutive quarters. More importantly, we are encouraged by recent trends and expect further sequential improvement in operating performance as well as same-restaurant sales in the fourth quarter.”

Cardwell concluded, “We are building momentum through the hard work and dedication of our entire team who are executing the key strategies of our Fresh Start initiatives. We successfully rolled out our enhanced New Garden Bar nationwide across Ruby Tuesday locations in January, the biggest change we’ve made to our brand in the last decade, as a follow-up to our new core menu launched last November. We will continue to fine tune and evolve both our New Menu and New Garden Bar to value engineer our offering and showcase the everyday affordability Ruby Tuesday offers. We firmly believe our improved Garden Bar is our greatest brand differentiator because it appeals to customers seeking fresh, healthy options. Initial guest feedback validates these improvements but it will take time to drive greater frequency with our existing guests as well as attract new guests.”

Review of Strategic Alternatives

On March 13, 2017, the Company announced it will explore strategic alternatives in order to maximize shareholder value and position the business for long-term success. The Board of Directors will consider all strategic alternatives including, but not limited to a potential sale or merger of the Company, and has retained UBS as its financial advisor to assist in the process.

Ruby Tuesday is committed to delivering value to its customers, franchisees, employees, and shareholders to better position the brand to achieve top line growth and higher operating profitability.

The Company does not expect to comment further or update the market with any additional information on the process unless and until the Board of Directors deems disclosure appropriate or necessary. There is no assurance that this exploration will result in any strategic alternatives being announced or executed.

Fresh Start Initiatives

Ruby Tuesday has continued to make progress on its Fresh Start Initiatives, which it announced on August 11, 2016, to better address current challenges facing the business, improve financial profitability, and create long-term value for shareholders.

New Menu

  The Company launched a new core menu in mid-November 2016 across all Ruby Tuesday restaurants which better communicates freshness and affordability to our guests and connects with our target demographic of women and families.
  The New Menu simplified operations by reducing the total number of items offered by approximately 30% to remove underutilized and overly complicated options.

New Garden Bar

  The Company is pleased and encouraged by the nationwide rollout of its New Garden Bar. The January 17 launch was supported by marketing through national television, on-line video, social media, and multiple other marketing vehicles inside and outside the restaurant to showcase the New Garden Bar.
  Ruby Tuesday expanded the product offering from 36 to 58 items, which we believe provides enhanced value and variety for our guests. The New Garden Bar includes fresh greens, raw vegetable toppings, roasted vegetables, crispy toppings, as well as hummus, dips and fruits and a line of eight new salad dressings that are naturally gluten-free and utilize fresh ingredients to provide great taste and high quality.

Fresh Experience

  Ruby Tuesday continues to improve customer service through menu simplification and improved processes focused on key measures of guest satisfaction.
  The Company completed 13 store remodels with seven located in Charlotte, NC and six in Jacksonville, FL. The restaurants celebrated re-grand openings on January 31 supported by local marketing.
  Ruby Tuesday’s remodeling program remains on a temporary hold as the Company reviews strategic alternatives and assesses the results of these two test markets.

Asset Rationalization Plan

  Ruby Tuesday is in the contract process to sell 28 properties with average expected net proceeds of $40.4 million or approximately $1.4 million per location. This includes 27 properties closed as a result of our Asset Rationalization Plan.
  As of the end of the fiscal third quarter, the Company has settled 28 of the 61 leased properties closed as a result of the Asset Rationalization Plan for approximately $7.0 million.

Fiscal Third Quarter 2017 Financial Results

Total revenue was $225.7 million, a decrease of 16.8% or $45.7 million from the third quarter of the prior fiscal year. This decrease was due to a net reduction of 105 Company-owned Ruby Tuesday restaurants as compared to the third quarter of the prior fiscal year and a same-restaurant sales decline of 4.0% at Company-owned Ruby Tuesday restaurants.

The third quarter same-restaurant sales decrease was driven in part by guest traffic declines resulting from a challenging external environment, with year-over-year guest counts down 3.8%. Additionally, average net check declined 0.2% due to menu mix shift as well as promotional activity during the quarter.

Restaurant level margin* decreased to $35.4 million from $46.1 million in the third quarter of the prior fiscal year. As a percentage of restaurant sales and operating revenue, restaurant level margin declined 130 basis points to 15.8% driven primarily by increases in cost of goods sold and payroll and related costs.

General and administrative expenses (G&A) decreased to $13.9 million from $14.1 million in the third quarter of the prior fiscal year. As a percentage of total revenue, G&A expenses increased 90 basis points to 6.1% from 5.2%. G&A in the third quarter of the prior fiscal year included a $500,000 favorable true up in incentive compensation.

Marketing expenses increased to $13.8 million from $13.2 million in the third quarter of the prior fiscal year. As a percentage of revenue, marketing expenses, net increased 120 basis points to 6.1% from 4.9%. The increase in marketing expenses as a percentage of total revenue was primarily due to deleveraging on lower sales.

Net Loss was $19.8 million, or ($0.33) per diluted share, compared to Net Loss of $3.1 million, or ($0.05) per diluted share, in the third quarter of the prior fiscal year.

Adjusted Net Loss* was $3.8 million, or ($0.06) per diluted share, compared to Adjusted Net Income of $1.6 million, or $0.03 per diluted share, in the third quarter of the prior fiscal year. Adjusted Net Loss for the third quarter of fiscal year 2017 excluded adjustments of $16.0 million, primarily related to closures and impairment charges. Adjusted Net Income in the third quarter of fiscal year 2016 excluded adjustments of $4.7 million, primarily related to closures and impairment charges. A reconciliation between Net Loss and Adjusted Net (Loss)/Income is included in the accompanying financial data.

Balance Sheet

On January 31, 2017, Ruby Tuesday entered into a seventh amendment and waiver with its lenders relating to its Senior Credit Facility agreement. Among other things, the Seventh Amendment and Waiver amends the termination date from December 3, 2017 to June 2, 2017, increases the flexibility of the financial covenants under the Senior Credit Facility for the fiscal quarter ending February 28, 2017, restricts the ability of the Company to make certain acquisitions, dispositions, investments, capital expenditures and guarantees of indebtedness, and reduces the amount Ruby Tuesday may borrow under the Senior Credit Facility from $50.0 million (including $25.0 million sublimit for standby letters of credit), to $30.0 million (including $15.0 million sublimit for standby letters of credit).

As of February 28, 2017, the Company was in compliance with the financial covenants of its Senior Credit Facility and is evaluating options to replace the current facility.

Aside from the $11.1 million letters of credit outstanding as of February 28, 2017, Ruby Tuesday had no borrowings under the Senior Credit Facility.

The Company also received cash proceeds of $9.6 million related to the sale of seven properties during the quarter at an average per unit of $1.4 million.

In addition, Ruby Tuesday paid down $9.6 million in mortgage debt during the quarter. The Company ended the fiscal 2017 third quarter with cash and cash equivalents totaling $32.6 million and debt of $213.9 million.

Restaurant Activity

As of February 28, 2017, there were 607 Ruby Tuesday restaurants system-wide, of which 544 were Company-owned. During the third quarter, two Company-owned Ruby Tuesday restaurants were closed. Additionally, one international franchised Ruby Tuesday restaurant was opened and one domestic franchised and four international franchised Ruby Tuesday restaurants were closed during the quarter.

Conference Call & Webcast

The Company will host a conference call today to discuss fiscal third quarter 2017 financial results at 5:00 PM Eastern Time. The conference call can be accessed live by dialing 913-312-0384. A replay will be available after the call and can be accessed by dialing 412-317-6671. The passcode is 7435318. The replay will be available through Saturday, May 6, 2017.

The conference call will also be webcast live and later archived on the Investor Relations page of Ruby Tuesday’s corporate website at www.rubytuesday.com under the ‘Events & Presentations’ section.

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday brand restaurants. As of February 28, 2017, there were 607 Ruby Tuesday restaurants in 41 states, 14 foreign countries, and Guam. Of those restaurants, we owned and operated 544 Ruby Tuesday restaurants and franchised 63 Ruby Tuesday restaurants, comprised of 17 domestic and 46 international restaurants. Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets. For more information about Ruby Tuesday, please visit www.rubytuesday.com. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Forward-looking Information

This press release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including one or more of the following: future financial performance (including our estimates of changes in same-restaurant sales, average unit volumes, operating margins, expenses, and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to review of strategic alternatives, our asset rationalization project, cost savings initiatives, and the benefits of our marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions and dispositions, and changes in senior management and in the Board of Directors. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations, including those affecting labor and employee benefit costs, such as further potential increases in state and federally mandated minimum wages and healthcare reform; changes in senior management or in the Board of Directors; the results of our ongoing exploration of strategic alternatives to maximize shareholder value; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory, including supply and delivery shortages or interruptions; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurants or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; prevailing conditions in the real estate market that may affect expected results under our Asset Rationalization Plan, our ability to obtain waivers under, or amendments to, certain of our credit facilities by the lenders under such facilities, and other risks and uncertainties described in the Risk Factors included in Part I, Item A of our Annual Report on Form 10-K for the year ended May 31, 2016.

Non-GAAP Financial Measures

The Company believes excluding certain items from its financial results provides investors with a clearer understanding of the Company’s operating performance and comparison to prior-period results. In addition, management uses these non-GAAP financial measures and ratios to assess the results of the Company’s operations.

We have included Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/Income and Adjusted Net (Loss)/Income per share to provide investors with supplemental measures of our operating performance. We believe these are important supplemental measures of operating performance because they eliminate items that have less bearing on our Company-wide operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on financial measures in accordance with GAAP. We also believe that securities analysts, investors and other interested parties frequently use Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/Income and Adjusted Net (Loss)/Income per share in evaluating issuers. Because other companies in some cases calculate Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/Income, or Adjusted Net (Loss)/Income per share differently from the way we calculate such measures, these metrics may not be comparable to similarly titled measures reported by other companies. Additionally, supplemental non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The use of these measures permits a comparative assessment of the Company's operating performance relative to its performance based on GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance and certain items that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are necessarily unusual or infrequent.

Available in this release is the reconciliation of Net Loss, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/Income and Adjusted Net (Loss)/Income per share, all of which are non-GAAP financial measures. Reconciliation of Restaurant Level Margin, which is also a non-GAAP measure, to Net Loss are presented in the Condensed Consolidated Statements of Operations. The Company defines Restaurant Level Margin as Restaurant Sales and Operating Revenue less Cost of Goods Sold, which excludes Depreciation and Amortization, Payroll and Related Costs, and Other Restaurant Operating Costs. EBITDA is defined as Net Loss before interest, taxes, and depreciation and amortization and Adjusted EBITDA as EBITDA, excluding certain expenses/(income) including, but not limited to, Closures and Impairments, Net, and Executive Transition. Adjusted Net (Loss)/Income is defined as Net Loss, excluding certain expenses/(income) as detailed in Adjusted EBITDA as well as adjustments related to Debt Prepayment Penalties, Deferred Financing Fees, Gain on Extinguishment of Debt, Income Tax Benefit from Adjustments, and Income Tax Benefit Adjusted to the Statutory Rate. Adjusted Net (Loss)/Income per share is defined as Adjusted Net (Loss)/Income divided by diluted shares outstanding.

Financial Results For the Third Quarter of Fiscal Year 2017
(Amounts in thousands)
(Unaudited)
	February 28,	May 31,
CONDENSED BALANCE SHEETS	2017	2016
Assets

Cash and Cash Equivalents	$32,627	$67,341
Accounts and Other Receivables	13,415	12,827
Inventories	18,017	21,595
Income Tax Receivable	4,738	3,003
Prepaid Rent and Other Expenses	8,135	11,508
Assets Held for Sale	20,450	4,642

Total Current Assets	97,382	120,916

Property and Equipment, Net	601,548	671,250
Other Assets	43,880	45,751

Total Assets	$742,810	$837,917

Liabilities
Current Maturities of Long-Term Debt, including
Capital Leases	$349	$9,934
Deferred Revenue - Gift Cards	17,472	16,354
Other Current Liabilities	92,582	71,418

Total Current Liabilities	110,403	97,706

Long-Term Debt and Capital Leases, less
Current Maturities	213,533	213,803
Deferred Escalating Minimum Rents	43,208	51,535
Other Deferred Liabilities	61,270	67,093

Total Liabilities	428,414	430,137

Shareholders' Equity	314,396	407,780

Total Liabilities and
Shareholders' Equity	$742,810	$837,917

Financial Results For the Third Quarter and First 39 Weeks of Fiscal Year 2017
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended February 28, 2017	Percent of Total Revenue	13 Weeks Ended March 1, 2016	Percent of Total Revenue	39 Weeks Ended February 28, 2017	Percent of Total Revenue	39 Weeks Ended March 1, 2016	Percent of Total Revenue

Revenue:
Restaurant sales and operating revenue	$224,938	99.6	$269,868	99.4	$694,517	99.6	$807,105	99.4
Franchise revenue	794	0.4	1,602	0.6	2,591	0.4	4,801	0.6
Total Revenue	225,732	100.0	271,470	100.0	697,108	100.0	811,906	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of goods sold	64,340	28.6	75,143	27.8	198,672	28.6	221,689	27.5
Payroll and related costs	80,080	35.6	93,357	34.6	251,105	36.2	280,976	34.8
Other restaurant operating costs	45,086	20.0	55,311	20.5	149,069	21.5	173,903	21.5

Restaurant Level Margin (excludes franchise revenue)	35,432	15.8	46,057	17.1	95,671	13.8	130,537	16.2

Depreciation and amortization	10,121	4.5	12,732	4.7	31,838	4.6	38,474	4.8
(as a percent of Total revenue)
General and administrative expenses	13,876	6.1	14,148	5.2	48,359	6.9	44,226	5.4
Marketing expenses, net	13,807	6.1	13,230	4.9	43,328	6.2	40,396	5.0
Closures and impairments, net	13,441	6.0	6,123	2.3	59,341	8.5	20,907	2.6
Total operating costs and expenses	240,751		270,044		781,712		820,571

(Loss) / Income From Operations	(15,019)	(6.7)	1,426	0.5	(84,604)	(12.1)	(8,665)	(1.1)

Interest expense, net	4,870	2.2	4,995	1.8	14,591	2.1	16,100	2.0

Loss before income taxes	(19,889)	(8.8)	(3,569)	(1.3)	(99,195)	(14.2)	(24,765)	(3.1)
Benefit for income taxes	(84)	0.0	(483)	(0.2)	(1,742)	(0.2)	(1,686)	(0.2)

Net Loss	$(19,805)	(8.8)	$(3,086)	(1.1)	$(97,453)	(14.0)	$(23,079)	(2.8)

Net Loss Per Share:
Basic	$(0.33)		$(0.05)		$(1.62)		$(0.38)
Diluted	$(0.33)		$(0.05)		$(1.62)		$(0.38)

Shares:
Basic	60,262		60,918		60,074		61,239
Diluted	60,262		60,918		60,074		61,239

Non-GAAP Reconciliation Table
Reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net (Loss) / Income, and Adjusted Net (Loss) / Income Per Share
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	February 28,	March 1,	February 28,	March 1,
	2017	2016	2017	2016

Net Loss	$(19,805)	$(3,086)	$(97,453)	$(23,079)

Depreciation and Amortization	10,121	12,732	31,838	38,474
Interest Expense, net	4,870	4,995	14,591	16,100
Benefit for Income Taxes	(84)	(483)	(1,742)	(1,686)
EBITDA	$(4,898)	$14,158	$(52,766)	$29,809
Closures and Impairments, Net (1)	13,441	6,123	59,341	20,907
Executive Transition (2)	133	-	4,341	(1,274)
Adjusted EBITDA	$8,676	$20,281	$10,916	$49,442

Net Loss	$(19,805)	$(3,086)	$(97,453)	$(23,079)

Closures and Impairments, Net (1)	13,441	6,123	59,341	20,907
Executive Transition (2)	133	-	4,341	(1,274)
Debt Prepayment Penalties & Deferred Financing Fees (3)	-	60	-	1,144
Income Tax Benefit from Adjustments (4)	(5,388)	(2,455)	(25,275)	(8,247)
Income Tax Benefit Adjusted to Statutory Rate (5)	7,810	933	37,628	8,143
Adjusted Net (Loss) / Income	$(3,809)	$1,575	$(21,418)	$(2,406)

Net Loss Per Share	$(0.33)	$(0.05)	$(1.62)	$(0.38)

Adjusted Net (Loss) / Income Per Share	$(0.06)	$0.03	$(0.36)	$(0.04)

Basic Shares Outstanding (6)	60,262	60,918	60,074	61,239

Diluted Shares Outstanding (6)	60,262	61,232	60,074	61,239

(1) Includes property impairments, closed restaurant lease reserves, other closing expenses, losses / (gains) on sales of properties, and a $2.0 million partial trademark impairment charge of the Lime Fresh trademark during Q2 FY16.
(2) On September 13, 2016, our then Chairman, President, and Chief Executive Officer left the Company. Accordingly, we recorded severance, unused vacation, and other benefit costs of $3.0 million, a charge of approximately $0.9 million in connection with the accelerated vesting of certain share-based awards, and other related payments of $0.4 million. In Q1 FY16, our then President Ruby Tuesday Concept and Chief Operations Officer left the Company. Accordingly, included within our share-based compensation expense for Q1 FY16 is a forfeiture credit of $1.3 million in connection with the forfeiture of certain share-based awards.
(3) Debt prepayment penalties and the write-off of deferred financing fees are classified within Interest expense and included in EBITDA calculation and therefore not a separate add-back for Adjusted EBITDA.
(4) Represents the tax impact of the adjustments to Net Loss at the Company's statutory tax rate (39.69%).
(5) Represents the Company's Income Tax Benefit adjusted to the Company's statutory tax rate.
(6) Net Loss and Adjusted Net (Loss)/Income per share figures are calculated based on diluted shares outstanding.

Ruby Tuesday, Inc.
Number of Restaurants at End of Period

	February 28,	March 1,
	2017	2016
Ruby Tuesday:
Company-Owned	544	649
Domestic Franchised	17	28
International Franchised	46	52
Total	607	729

Lime Fresh:
Company-Owned	0	8
Domestic Franchised	0	8
Total	0	16

Total Restaurants:
Company-Owned	544	657
Domestic Franchised	17	36
International Franchised	46	52
System-wide total	607	745

CONTACT:
Investor Relations
Melissa Calandruccio, CFA, ICR
(646) 277-1273
RubyTuesdayIR@icrinc.com
or
Media Relations
Christine Beggan, ICR
(203) 682-8329
RubyTuesday@icrinc.com